Exhibit 99.1

GOOGLE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

MOUNTAIN VIEW, Calif. – January 31, 2007—Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and fiscal year ended December 31, 2006.

“Our impressive performance in the fourth quarter demonstrates the continuing strength of our business model across Google properties and those of our partners,” said Eric Schmidt, CEO of Google. “Our growing organization allows us to deliver ever increasing amounts of information and content to our users both through investments in search and ads as well as through strategic partnerships.”

Q4 Financial Summary

Google reported revenues of $3.21 billion for the quarter ended December 31, 2006, an increase of 67% compared to the fourth quarter of 2005 and an increase of 19% compared to the third quarter of 2006. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the fourth quarter of 2006, TAC totaled $976 million, or 31% of advertising revenues. Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

•	GAAP operating income for the fourth quarter of 2006 was $1.06 billion, or 33% of revenues. This compares to GAAP operating income of $931 million, or 35% of revenues, in the third quarter of 2006. Non-GAAP operating income in the fourth quarter was $1.20 billion, or 37% of revenues. This compares to non-GAAP operating income of $1.03 billion, or 38% of revenues, in the third quarter.

•	GAAP net income for the fourth quarter of 2006 was $1.03 billion as compared to $733 million in the third quarter. Non-GAAP net income in the fourth quarter was $997 million, compared to $812 million in the third quarter.

•	GAAP EPS for the fourth quarter of 2006 was $3.29 on 313 million diluted shares outstanding, compared to $2.36 for the third quarter, on 311 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter was $3.18, compared to $2.62 in the third quarter.

•

The effective tax rate was 13% for the fourth quarter of 2006 and 23% for the full year. In December 2006, Google entered into an Advanced Pricing Agreement (“APA”) with the IRS in connection with certain intercompany transfer pricing arrangements. The APA applies to the taxation years beginning in 2003. As a result of the APA, we reduced certain of our income tax contingency reserves and recognized an income tax benefit of $90 million in the fourth quarter. This amount is excluded from our non-GAAP results for the quarter and for the year.

In addition, in the fourth quarter, the 2006 R&D tax credit was enacted, which resulted in a $78 million benefit to our provision for income taxes. $43 million of this benefit pertained to the first three quarters of 2006 and is excluded from our non-GAAP results for the fourth quarter. Without these discrete items, our non-GAAP effective tax rate for the fourth quarter of 2006 and for the full year 2006 was 24% and 26%, respectively.

•	Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In addition, in the fourth quarter of 2006, we excluded tax benefits $90 million related to the APA and $43 million related to the 2006 R&D tax credit from the calculation of non-GAAP net income and EPS. Also, for 2006, we excluded tax benefits of $90 million related to the APA from the calculation of our non-GAAP net income and EPS. In the fourth quarter of 2006, the charge related to SBC was $134 million as compared to $100 million in the third quarter. Tax effects related to SBC have also been excluded from these non-GAAP measures. The tax benefit related to SBC was $35 million in the fourth quarter and $21 million in the third quarter. Reconciliations of non-GAAP measures to GAAP operating income, net income, EPS, and our effective tax rate are included at the end of this release.

Q4 Financial Highlights

Revenues – Google reported revenues of $3.21 billion for the quarter ended December 31, 2006, representing a 67% increase over fourth quarter 2005 revenues of $1.92 billion and a 19% increase over third quarter 2006 revenues of $2.69 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC.

Google Sites Revenues - Google-owned sites generated revenues of $1.98 billion, or 62% of total revenues, in the fourth quarter of 2006. This represents an 80% increase over fourth quarter 2005 revenues of $1.10 billion and a 22% increase over third quarter 2006 revenues of $1.63 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $1.20 billion, or 37% of total revenues, in the fourth quarter of 2006. This is a 50% increase over network revenues of $799 million generated in the fourth quarter of 2005 and a 16% increase over third quarter 2006 revenues of $1.04 billion.

International Revenues - Revenues from outside of the United States contributed 44% of total revenues in the fourth quarter of 2006, compared to 44% in the third quarter of 2006 and 38% in the fourth quarter of 2005. Had foreign exchange rates remained constant from the third quarter through the fourth quarter of 2006, our revenues in the fourth quarter of 2006 would have been $18 million lower. Had foreign exchange rates remained constant from the fourth quarter of 2005 through the fourth quarter of 2006, our revenues in the fourth quarter of 2006 would have been $81 million lower.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and our AdSense partners, increased approximately 61% over the fourth quarter of 2005 and approximately 22% over the third quarter of 2006.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $976 million in the fourth quarter of 2006. This compares to TAC of $825 million in the third quarter. TAC as a percentage of advertising revenues was 31% in both the fourth quarter and the third quarter.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $916 million in the fourth quarter of 2006. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $60 million in the fourth quarter of 2006.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, as well as credit card processing charges, increased to $307 million, or 10% of revenues, in the fourth quarter of 2006, compared to $223 million, or 8% of revenues, in the third quarter.

Operating Expenses - Operating expenses, other than cost of revenues, were $862 million in the fourth quarter. These operating expenses included $493 million in payroll-related and facilities expenses.

Stock-Based Compensation – In the fourth quarter, the total charge related to stock-based compensation was $134 million as compared to $100 million in the third quarter.

We currently anticipate that we will launch our employee transferable stock options (TSO) program in the second quarter of 2007. Because all outstanding stock options granted under our 2004 Stock Plan after our initial public offering to employees other than our Executive Management Group will be modified to allow selling under the program, we expect to incur a modification charge in accordance with GAAP of approximately $90 million in the second quarter of 2007 related to vested options as of the end of that quarter and a charge of approximately $160 million over their remaining vesting periods of up to approximately four years related to unvested options.

The market value of our stock used to compute the above forecasted modification charges was $494 per share. The actual charge will be different to the extent the number of options outstanding at the time we launch the TSO program is different than our expectations, or to the extent the variables used to revalue these options, including the market value and volatility of our stock, are different.

Also, the fair value of each option granted under the TSO program in the future will be greater, resulting in more stock-based compensation per option.

Before these incremental charges related to the TSO program, we currently estimate stock-based compensation charges for grants to employees prior to January 1, 2007 to be approximately $621 million for 2007. This does not include expenses to be recognized related to employee stock awards that are granted after January 1, 2007 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% per year.

Operating Income - GAAP operating income in the fourth quarter of 2006 was $1.06 billion, or 33% of revenues. This compares to GAAP operating income of $931 million, or 35% of revenues, in the third quarter. Non-GAAP operating income in the fourth quarter was $1.20 billion, or 37% of revenues. This compares to non-GAAP operating income of $1.03 billion, or 38% of revenues, in the third quarter.

Net Income – GAAP net income for the fourth quarter of 2006 was $1.03 billion as compared to $733 million in the third quarter. Non-GAAP net income was $997 million in the fourth quarter, compared to $812 million in the third quarter. GAAP EPS for the fourth quarter was $3.29 on 313 million diluted shares outstanding, compared to $2.36 for the third quarter, on 311 million diluted shares outstanding. Non-GAAP EPS for the fourth quarter was $3.18, compared to $2.62 in the third quarter.

Income Taxes – Our effective tax rate was 13% for the fourth quarter of 2006 and 23% for the full year 2006.

In December 2006, Google entered into an Advanced Pricing Agreement (“APA”) with the IRS in connection with certain intercompany transfer pricing arrangements. The APA applies to the taxation years beginning in 2003. As a result of the APA, we reduced certain of our income tax contingency reserves and recognized an income tax benefit of $90 million in the fourth quarter. This amount is excluded from our non-GAAP results for the quarter and for the year.

Also, in the fourth quarter, the 2006 R&D tax credit was signed into federal law, which resulted in a $78 million benefit to our provision for income taxes. $43 million of this benefit pertained to the first three quarters of 2006 and is excluded from our non-GAAP results for the fourth quarter.

Our non-GAAP effective tax rate, defined as our income before income taxes divided into the sum obtained by adding the applicable aforementioned discrete items to our provision for income taxes, for the fourth quarter and for the year was 24% and 26%, respectively. Our effective tax rate will be greater in 2007 under the APA than it would have been without it. However, we expect our effective tax rate for 2007 will be at or below 30%.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the fourth quarter of 2006 totaled $911 million as compared to $1 billion for the third quarter. In the fourth quarter of 2006, capital expenditures were $367 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter, free cash flow was $544 million.

In 2007, we expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of December 31, 2006, cash, cash equivalents, and marketable securities were $11.2 billion.

On a worldwide basis, Google employed 10,674 full-time employees as of December 31, 2006, up from 9,378 full time employees as of September 30, 2006.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s fourth quarter 2006 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Wednesday, February 7, 2007 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 5499052.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the costs associated with implementing our TSO program, our plans to invest in our business, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, our anticipated effective tax rate for 2007, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our hiring patterns, the amount of stock-based compensation we issue to our service providers, the uncertain and complex nature of tax forecasting, the fact that we may have exposure to greater than expected tax liabilities, and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended September 30, 2006, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, which will be filed with the SEC in March 2007. All information provided in this release and in the attachments is as of January 31, 2007, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, non-GAAP effective tax rate, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliations of GAAP to non-GAAP effective tax rate for discrete tax items” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature, such as gains from the sale of investments and the related tax effects of such non-cash charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income minus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. We believe that, given our recent adoption of FAS 123R, it is difficult for investors to evaluate our GAAP results of operations on a year-over-year basis because our GAAP results of operations for 2005 calculated our stock-based compensation expense in a different manner than that required under FAS 123R. Therefore, investors cannot compare the year-over-year results of our recurring core business operating results unless we exclude these non-cash charges that result from two different accounting methods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects minus certain discrete benefits to our provision for income taxes. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of December 31, 2006. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation, as well as certain discrete benefits to our provision for income taxes. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Non-GAAP effective tax rates

We define the non-GAAP effective tax rates as income before income taxes divided into the sum obtained by adding certain discrete items to our provision for income taxes. These discrete items included amounts we were able to deduct from our provision for income taxes as a result of releasing certain reserves upon our entering into an advance pricing agreement with the IRS and the enactment of the 2006 R&D tax credit in the fourth quarter of 2006. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of certain discrete items so that Google’s management and investors can compare Google’s recurring earnings results over multiple periods. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of the non-GAAP effective tax rates. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP effective tax rates and evaluating the non-GAAP effective tax rates together with the effective tax rates computed on a GAAP basis.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Form 10-Q and Annual Report on Form 10-K.

Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

DISCLOSURE RELATED TO TRANSFERABLE STOCK OPTION PROGRAM:

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005*	December 31, 2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,877,174	$3,544,671
Marketable securities	4,157,073	7,699,243
Accounts receivable, net of allowance	687,976	1,322,340
Deferred income taxes, net	49,341	29,713
Prepaid revenue share, expenses and other assets	229,507	443,880

Total current assets	9,001,071	13,039,847
Prepaid revenue share, expenses and other assets, non-current	16,941	114,455
Non-marketable equity securities	14,369	1,031,850
Property and equipment, net	961,749	2,395,239
Intangible assets, net	82,783	346,841
Goodwill	194,900	1,545,119

Total assets	$10,271,813	$18,473,351

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$115,575	$211,169
Accrued compensation and benefits	198,788	351,671
Accrued expenses and other current liabilities	114,377	265,872
Accrued revenue share	215,771	370,364
Deferred revenue	73,099	105,136
Income taxes payable	27,774	375

Total current liabilities	745,384	1,304,587

Deferred revenue, long-term	10,468	20,006
Deferred income taxes, net	35,419	40,421
Other long-term liabilities	61,585	68,497

Stockholders’ equity:
Common stock	293	309
Additional paid-in capital	7,477,792	11,882,906
Deferred stock-based compensation	(119,015)	—
Accumulated other comprehensive income	4,019	23,311
Retained earnings	2,055,868	5,133,314

Total stockholders’ equity	9,418,957	17,039,840

Total liabilities and stockholders’ equity	$10,271,813	$18,473,351

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005**	2006
	(Unaudited)			(Unaudited)
Revenues	$1,919,093	$3,205,498	$6,138,560	$10,604,917

Costs and expenses:

Cost of revenues (including stock-based compensation expense of $1,654, $10,874, $5,579, $17,629)*	777,035	1,283,148	2,577,088	4,225,027
Research and development (including stock-based compensation expense of $32,799, $82,122, $115,532, $287,485)*	189,871	386,806	599,510	1,228,589
Sales and marketing (including stock-based compensation expense of $7,863, $14,502, $28,411, $59,389)*	162,632	255,206	468,152	849,518
General and administrative (including stock-based compensation expense of $15,838, $26,929, $51,187, $93,597)*	129,915	219,744	386,532	751,787
Contribution to Google Foundation	90,000	—	90,000	—

Total costs and expenses	1,349,453	2,144,904	4,121,282	7,054,921

Income from operations	569,640	1,060,594	2,017,278	3,549,996
Interest income and other, net	70,193	124,139	124,399	461,044

Income before income taxes	639,833	1,184,733	2,141,677	4,011,040
Provision for income taxes	267,625	154,017	676,280	933,594

Net income	$372,208	$1,030,716	$1,465,397	$3,077,446

Net income per share - basic	$1.28	$3.36	$5.31	$10.21

Net income per share - diluted	$1.22	$3.29	$5.02	$9.94

Shares used in per share calculation - basic	291,411	306,906	275,844	301,403

Shares used in per share calculation - diluted	303,972	313,459	291,874	309,548

*	Stock-based compensation recognized in the three and twelve months ended December 31, 2005 have been reclassified to these expense lines to conform with the presentation in the three and twelve months ended December 31, 2006.
**	Derived from audited financial statements.

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2005*	2006
		(Unaudited)
Operating activities
Net income	$1,465,397	$3,077,446
Adjustments:
Depreciation of property and equipment	256,812	494,430
Amortization of intangibles and warrants	37,000	77,509
In-process research and development	22,040	10,800
Stock-based compensation	200,709	458,100
Excess tax benefits from stock-based award activity	433,724	(581,732)
Other	—	1,674
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(372,290)	(624,012)
Income taxes, net	87,400	398,414
Prepaid revenue share, expenses and other assets	(51,663)	(289,157)
Accounts payable	80,631	95,402
Accrued expenses and other liabilities	166,764	291,533
Accrued revenue share	93,347	139,300
Deferred revenue	39,551	30,801

Net cash provided by operating activities	2,459,422	3,580,508

Investing activities
Purchases of property and equipment	(838,217)	(1,902,798)
Purchases of marketable securities	(12,675,880)	(26,681,891)
Maturities and sales of marketable securities	10,257,214	23,107,132
Investments in non-marketable equity securities	(10,000)	(1,019,147)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(91,310)	(402,446)

Net cash used in investing activities	(3,358,193)	(6,899,150)

Financing activities
Net proceeds from stock-based award activity	85,026	321,117
Net proceeds from stock offerings	4,287,229	2,063,549
Excess tax benefits from stock-based award activity	—	581,732
Payments of principal on capital leases and equipment loans	(1,425)	—

Net cash provided by financing activities	4,370,830	2,966,398

Effect of exchange rate changes on cash and cash equivalents	(21,758)	19,741

Net increase (decrease) in cash and cash equivalents	3,450,301	(332,503)
Cash and cash equivalents at beginning of year	426,873	3,877,174

Cash and cash equivalents at end of year	$3,877,174	$3,544,671

*	Derived from audited financial statements.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three months ended September 30, 2006						Three months ended December 31, 2006
	GAAP Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	GAAP Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
			99,860	(a)					134,427	(b)

Income from operations	$931,331	34.6%	$99,860		$1,031,191	38.3%	$1,060,594	33.1%	$134,427		$1,195,021	37.3%

			99,860	(a)					134,427	(b)
			(20,938	)(c)					(34,676	)(c)
									(90,330	)(d)
									(42,839	)(e)

Net income	$733,361		$78,922		$812,283		$1,030,716		$(33,418)		$997,298

Net income per share - diluted	$2.36				$2.62		$3.29				$3.18

Shares used in per share calculation - diluted	310,574				310,574		313,459				313,459

(a)	To eliminate $99.9 million of stock-based compensation charges recorded in the third quarter of 2006.
(b)	To eliminate $134.4 million of stock-based compensation charges recorded in the fourth quarter of 2006.
(c)	To eliminate income tax effects related to charges noted in (a) and (b).
(d)	To eliminate $90.3 million of benefit to our provision for income taxes recorded in the fourth quarter because we reduced certain reserves recorded previously.

These reserves were no longer necessary as a result of our entering into an Advanced Pricing Agreement with the Internal Revenue Service.

(e)	To eliminate $42.8 million of benefit to our provision for income taxes recorded in the fourth quarter of 2006 as a result of the enactment of the 2006 R&D tax credit.

The total benefit was $77.9 million for all of 2006 of which $42.8 million pertained to the first three quarters and the remaining $35.1 million pertained to the fourth quarter.

Reconciliations of GAAP to non-GAAP effective tax rate for discrete tax items (in thousands, except percentages, unaudited):

	Three months ended December 31, 2006				Twelve months ended December 31, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Income before income taxes	$1,184,733	—		$1,184,733	$4,011,040	—		$4,011,040
		90,330	(a)
		42,839	(b)			90,330	(a)
Provision for income taxes	154,017	133,169		287,186	933,594	90,330		1,023,924
Effective tax rate	13%			24%	23%			26%

(a)	To eliminate $90.3 million of benefit to our provision for income taxes recorded in the fourth quarter because we reduced certain reserves recorded previously.

These reserves were no longer necessary as a result of our entering into an Advanced Pricing Agreement with the Internal Revenue Service.

(b)	To eliminate $42.8 million of benefit to our provision for income taxes recorded in the fourth quarter of 2006 as a result of the enactment of the 2006 R&D tax credit.

The total benefit was $77.9 million for all of 2006 of which $42.8 million pertained to the first three quarters and the remaining $35.1 million pertained to the fourth quarter.

Reconciliation from net cash provided by operating activities (1) to free cash flow (in thousands, unaudited):

Three months ended December 31, 2006
Net cash provided by operating activities	$910,794
Less purchases of property and equipment	(366,638)

Free cash flow	$544,156

(1)	Excess tax benefits related to stock-based award activity of $252,664 were excluded from net cash provided by operating activities as a result of our adoption of SFAS 123R, “Shared-based Payment” on January 1, 2006; these amounts are now included in net cash provided by financing activities.

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Advertising revenues:
Google web sites	$1,098,213	$1,977,042	$3,377,060	$6,332,797
Google Network web sites	798,573	1,197,867	2,687,942	4,159,831

Total advertising revenues	1,896,786	3,174,909	6,065,002	10,492,628
Licensing and other revenues	22,307	30,589	73,558	112,289

Revenues	$1,919,093	$3,205,498	$6,138,560	$10,604,917

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Advertising revenues:
Google web sites	57%	62%	55%	60%
Google Network web sites	42%	37%	44%	39%

Total advertising revenues	99%	99%	99%	99%
Licensing and other revenues	1%	1%	1%	1%

Revenues	100%	100%	100%	100%